Exhibit 99.1

        Secured Digital Reports Revenue up 39 Percent in 2005;
            Forecasts First Quarter Increase of 46 Percent

    SADDLE BROOK, N.J.--(BUSINESS WIRE)--April 20, 2006--Secured Digital Applications, Inc., (OTCBB:SDGL), a leading integrator of technology-related businesses in Asia, today announced record revenue of $28.3 million for 2005, up 39 percent from 2004, and forecast first quarter 2006 revenue will reach $9.5 million.
    The company issued a forecast for 2006 revenue in the range of $39 million to $41 million, and said it expects to earn about $300,000 in the first quarter. The forecast for the first quarter of 2006 would mark the first time that Secured Digital has approached $10 million in revenue for a single quarter and would represent a 46 percent increase in revenue over the first quarter of 2005.
    In its annual report filed with the Securities and Exchange Commission, Secured Digital reported its sixth consecutive year of double-digit growth in revenue. Since 2000, the company's revenue has grown by 575 percent.
    The Company also reported that it had eliminated $6.35 million in debt and preferred stock from its balance sheet during 2005, reducing interest and dividend payments by $550,000 a year and bringing Secured Digital's debt to equity ratio to below five percent. The Company took a charge of approximately $3.6 million in connection with the early termination in August of outstanding debt and preferred stock issues.
    "Secured Digital made substantial progress in 2005," said Chairman and CEO Patrick Lim. "In addition to our continued strong growth in revenue, we believe that the Company is more sound today than at any time in its history."
    "We are very optimistic on the prospects for 2006. Contracts awarded to our application division that had been delayed are now moving forward," Lim continued. "The additional revenue and reduced costs of interest and preferred dividends should make our first quarter one of the Company's best."
    Lim noted that Secured Digital's applications division revenue increased by $5.15 million in 2005, up 27 percent. The company's retail division meanwhile, had increased revenue by $2.95 million, a 340 percent gain over 2004.
    Secured Digital reported net profits from operations of $126,916, down from its restated net profits of $1.23 million in 2004, which included a gain on derivative securities. The Company filed amended and restated financial statements for 2004 on April 10 and has said that it is in the process of completing a restatement of its financials for the first three quarters of 2005. The restatement was required to account for embedded derivatives contained in securities that the company issued in May 2004 and retired in August 2005.
    The Company's results for 2005 included non-recurring charges of $3.6 million for dividends paid on the issuance of preferred stock terminated in 2005, an early redemption penalty and an accelerated accretion to the redemption value of the preferred stock. Excluding the effect of these charges the net earnings were less than one cent per share.
    "Our anticipated profit in the first quarter results confirms the immediate benefits of the difficult decision that the company made in 2005," Lim said. "We strongly believed that by reducing its debt and retiring outstanding issues of preferred stock, Secured Digital would emerge stronger and more profitable."



                       2000         2001          2002
Revenue            $4,193,513   $4,958,421   $12,540,506
Gross Profit         $571,717     $259,054      $802,728
Net Profit
 from Operations  ($1,152,072)    ($92,585)     $802,728


                       2003         2004          2005
Revenue           $15,858,153   $20,438,030   $28,307,362
Gross Profit       $1,822,491    $2,159,219    $2,262,282
Net Profit
 from Operations     $826,324    $1,230,469      $126,916



    About Secured Digital Applications, Inc.

    Secured Digital Applications, Inc. is an integrator of related business enterprises and business processes, with 14 majority or wholly owned subsidiary companies located in the United States and Malaysia, and operating in the information technology, communications, multimedia, retail, international trade and logistics industries. SDA's operating subsidiaries offer products that include Internet and multimedia content, digital security and biometric products, broadband telecommunications, secured shipping, value-added sales of hardware and software, retail sales of Apple computer products and accessories and international trade consulting.

    Safe Harbor Statement:

    Information contained in this release includes forward-looking statements and information that is based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. These forward looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
             Jay McDaniel, 201-843-0222